EXHIBIT 5.1

Opinion and Consent of Woods Rogers PLC

November 4, 2005

Board of Directors

Insmed Incorporated

4851 Lake Brook Drive

Glen Allen, Virginia 23060

Re:	Insmed Incorporated – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special Virginia counsel to Insmed Incorporated (the “Company”), a Virginia corporation, in connection with the preparation of the registration statement on Form S-8 (the “Registration Statement”), to which this opinion is an exhibit. The Registration Statement pertains to the registration of 3,000,000 additional shares of the Corporation’s Common Stock, par value $0.01 per share, issuable pursuant to the Insmed Incorporated Amended and Restated 2000 Stock Incentive Plan (the “Incentive Plan”), and 250,000 shares of its Common Stock issuable pursuant to the Insmed Incorporated Employee Stock Purchase Plan, as amended (the “Purchase Plan”) (together, the 3,250,000 shares to be referred to as the “Common Shares”). The Registration Statement is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). Terms not otherwise defined herein shall have the meanings assigned to them in the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection herewith, we have examined and relied upon the original or a copy of (i) the Articles of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date; (ii) certain actions of the Board of Directors and/or shareholders of the Company; and (iii) the Registration Statement. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies. As to various questions of fact material to our opinions, we have relied upon a certificate of an officer of the Company, without independently checking or verifying the accuracy of such certificate.

Our opinion expressed in paragraph 1 below as to the incorporation, valid existence and good standing of the Company is based solely on a certificate from the State Corporation Commission of the Commonwealth of Virginia dated November 3, 2005, and our opinion is limited in such respect.

We are members of the Bar of the Commonwealth of Virginia and have been retained to express the opinions below from the standpoint of the laws of the Commonwealth of Virginia only. We are not experts in and express no opinion herein with respect to the laws of any jurisdiction other than the laws of the Commonwealth of Virginia.

1. The Company is validly existing under the corporate laws of the Commonwealth of Virginia; and

2. The Common Shares, when issued in accordance with the terms of the Incentive Plan or Purchase Plan, as applicable, will be, legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to this firm in Item 5.1 of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first above written and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Common Shares.

Very truly yours,

WOODS ROGERS PLC

/s/    Woods Rogers PLC